Exhibit (i)

Chicago New York Washington, DC London San Francisco Los Angeles Singapore vedderprice.com

April 27, 2018

The Oberweis Funds
3333 Warrenville Road
Suite 500
Lisle, IL 60532

Ladies and Gentlemen:

We have acted as counsel to The Oberweis Funds, a Massachusetts business trust (the “Fund”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Post-Effective Amendment No. 63 to the Fund’s Registration Statement on Form N-1A (the “Post-Effective Amendment”), registering an indefinite number of units of beneficial interest, no par value (“Shares”), in the Oberweis Emerging Growth Fund (to be renamed Oberweis Global Opportunities Fund, effective May 1, 2018), the Oberweis Micro-Cap Fund, the Oberweis Small-Cap Opportunities Fund, the Oberweis China Opportunities Fund, the Oberweis International Opportunities Fund, the Oberweis International Opportunities Institutional Fund, the Oberweis Small-Cap Value Fund and the Oberweis Emerging Markets Fund, each a series of the Fund (individually, a “Portfolio” and collectively, the “Portfolios”), of which the Shares of the Oberweis Emerging Growth Fund, the Oberweis Micro-Cap Fund, the Oberweis Small-Cap Opportunities Fund, the Oberweis China Opportunities Fund, the Oberweis Small-Cap Value Fund and the Oberweis Emerging Markets Fund have been classified and designated as Investor Class Shares and Institutional Class Shares, under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering this opinion, we have examined the Post-Effective Amendment, the Fund’s Amended and Restated Agreement and Declaration of Trust, as amended (the “Declaration of Trust”), the Fund’s By-Laws, as amended, the actions of the Trustees of the Fund that authorized the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials, and officers and Trustees of the Fund.

Our opinion, as set forth herein, is based on the facts in existence on the date hereof, and is limited to the statutory laws and regulations (other than the conflict of law rules) of the Commonwealth of Massachusetts as in existence on the date hereof, and which, in our experience, are normally directly applicable to the issuance of units of beneficial interest by an entity such as the Fund. We express no opinion with respect to any other laws or regulations.

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The Oberweis Funds

April 27, 2018

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Fund; and (b) when issued and paid for upon the terms provided in the Post-Effective Amendment, such Shares will be validly issued, fully paid and non-assessable.

Under Massachusetts law, shareholders of a “Massachusetts business trust” could, under certain circumstances, be held personally liable for the obligations of the Fund or a Portfolio. However, the Declaration of Trust disclaims shareholder liability for acts and obligations of the Fund or the Portfolios and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate share or undertaking made or issued by the Trustees or officers of the Fund. We have assumed, without any independent review, that notice of such disclaimer has been given in each note, bond, contract, instrument, certificate share or undertaking made or issued by the Trustees or officers of the Fund. The Declaration of Trust also provides for indemnification out of the property of a Portfolio for all losses and expenses of any shareholder of that Portfolio held personally liable for the obligations of such Portfolio. Thus, the risk of liability is limited to circumstances in which a Portfolio would be unable to meet its obligations.

This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of the Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person, without, in each case, our prior written consent. This opinion is given to you as of the date hereof and we assume no obligation to advise you of any change that may hereafter be brought to our attention. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ Vedder Price P.C.

Vedder Price P.C.